Exhibit 10.4

SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (“Amendment”) is made and effective on the date hereof to that Amended and Restated Employment Agreement dated as of December 23, 2021 (the “Employment Agreement”), between Creek Road Miners, Inc., a Delaware corporation (the “Company”), and Paul L. Kessler (the “Executive”).

WHEREAS, Executive has been employed by the Company pursuant to the terms of the Employment Agreement dated and entered into with Executive on March 1, 2021, (but effective as of November 24, 2020) and subsequently amended and restated as of December 23, 2021; and,

WHEREAS the parties desire to now amend the Employment Agreement,

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to further amend the Employment Agreement and to supersede the provisions of the Employment Agreement as follows:

1. Section 2(a) is hereby amended to provide that as of May 1, 2022, the compensation payable in Series “A” preferred shares shall be calculated at the rate of $200,000.00 per year rather than at the rate of $250,000.00 per year.

2. Section 2(c) is hereby amended to provide that the percentage of shares payable as an up-listing bonus shall be reduced from five percent (5%) to three and one third percent (3.33%).

3. Section 4 of the Employment Agreement is hereby amended as follows: (i) a new Paragraph (a) is inserted, (with the other currently existing paragraphs now becoming sequentially numbered paragraphs (b), (c), (d), etc. The new Paragraph (a) shall read as follows:

Upon an event of Change of Control this agreement shall immediately terminate as of the date of the event of Change of Control and this agreement shall be of no further force or effect. However, immediately prior to any event of Change of Control the provisions of Paragraph 2(c) shall become effective and the Stock to which Employee shall be entitled to receive will be calculated as of the date of the Change of Control. Aside from calculation of shares under such Paragraph 2(c), and the payment to Executive of any accrued vacation time, which shall be payable in Preferred Class A Stock issued by the Company, there shall be no further obligations including but not limited to any further financial obligations of any nature owed or payable to Executive. Executive hereby acknowledges that except as stated herein, the Company owes no obligations of any nature to him and hereby waives and relinquishes any and all rights or entitlements of any nature whatsoever that may be owed to him by the Company except as expressly stated in this Amendment.

“Change of Control” shall have the same meaning as defined in the Employment Agreement

Except as expressly provided herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties agree as follows:

EXECUTIVE

July 6, 2022	/s/ Paul L. Kessler
Paul L. Kessler

Creek Road Miners, Inc.

July 7, 2022	By:	/s/ John D. Maatta
	Name:	John D. Maatta